Exhibit 10.5

SECOND AMENDED AND RESTATED TERM LOAN NOTE

April 19, 2010	$20,000,000

FOR VALUE RECEIVED, the undersigned Green Plains Grain Company LLC, a Delaware limited liability company (“IA Borrower”), and Green Plains Grain Company TN, LLC, a Delaware limited liability company (“TN Borrower”, together with IA Borrower and their successors and assigns, each a “Borrower” and collectively, the “Borrowers”), jointly and severally, promise to pay to the order of First National Bank of Omaha, a national banking association (together with its successors and assigns, the “Lender”), the principal sum of twenty million dollars ($20,000,000) or the unpaid balance of all principal advanced against this Second Amended and Restated Term Loan Note (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Term Loan Note”), if that amount is less, together with interest thereon, as specified below.

This Term Loan Note is issued under and in accordance with the terms of the Second Amended and Restated Credit Agreement dated April 19, 2010 among Borrowers and Lender (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Credit Agreement”), and is subject to the provisions and entitled to the benefits of such agreement, including all provisions related to renewal, default, acceleration and remedies. Capitalized terms not defined in this Term Loan Note shall have the respective meanings set forth in the Credit Agreement. All obligations of Borrowers hereunder shall be payable in immediately available funds in lawful money of the United States of America in the manner specified in Section 2.4 of the Credit Agreement.

Borrowers agree to pay to Lender the Term Loan which is evidenced by this Term Loan Note on or before the earlier of (i) May 1, 2015, (ii) termination of the Term Loan Facility and (iii) termination of the Credit Agreement. Borrowers may prepay all or any part of the unpaid principal hereunder without premium or penalty (subject to the provisions of Section 2.9 of the Credit Agreement) at any time. The principal repaid under this Term Loan Note is not available for reborrowing. Notwithstanding the immediately preceding sentence, the Term Loan outstanding under this Term Loan Note at any one time shall not exceed the Term Loan Commitment.

Each Advance made against this Term Loan Note, any repayment of principal hereon and the status of each such Advance from time to time shall be endorsed by Lender on Schedule A attached to this Term Loan Note or recorded on the books and records of Lender (provided that such entries shall be endorsed on Schedule A attached to this Term Loan Note prior to any negotiation hereof). Borrowers agree that in any action or proceeding instituted to collect or enforce collection of this Term Loan Note, the entries endorsed on Schedule A attached to this Term Loan Note or recorded on the books and records of Lender shall be prima facie evidence of the unpaid principal balance of this Term Loan Note and the status of each such Advance from time to time.

Interest shall accrue on the unpaid principal amount of the Term Loan at the interest rate, and in the manner, set forth on Schedule B attached to this Term Loan Note until this Term Loan Note is paid in full. Interest shall accrue on the unpaid principal amount of the Term Loan on and after the occurrence and during the continuance of an Event of Default at the Default Rate. Interest shall be calculated on the basis of actual days outstanding and a 360-day year. Borrowers shall pay interest in arrears (i) on the first (1st) day of each calendar quarter, commencing on July 1, 2010, until the Term Loan Maturity Date, (ii) on the Term Loan Maturity Date and (iii) upon payment in full. Interest shall continue to accrue on the unpaid principal amount of the Term Loan notwithstanding any permitted or unpermitted failure of Borrowers to make any payment. Any accrued interest remaining past due for thirty (30) days or more shall be added to and become part of the unpaid principal balance and shall bear interest at the rate specified in this Term Loan Note.

Principal shall be due and payable on the first (1st) day of each calendar quarter, commencing on July 1, 2010, through and including the Term Loan Maturity Date, in consecutive quarterly payments of principal equal to five hundred thousand dollars ($500,000). The entire outstanding principal balance of the Term Loan, together with all unpaid accrued interest thereon, shall be due and payable in full on the Term Loan Maturity Date.

If Borrowers fail to make any payment of principal or interest on the date due and payable hereunder, or if any other Event of Default occurs under the Credit Agreement, then the entire balance due on this Term Loan Note shall at the option of Lender become at once due and payable.

This Term Loan Note is secured by the Collateral encumbered by the Credit Agreement and other Loan Documents. The obligations, covenants and agreements of the Credit Agreement and each and every of the Loan Documents are hereby made a part of this Term Loan Note to the same extent and with the same effect as if they were fully set forth herein, and Borrowers do hereby agree to perform and keep each and every obligation, covenant and agreement set forth in this Term Loan Note, the Credit Agreement and the other Loan Documents. This Term Loan Note shall evidence, and the Credit Agreement and other Loan Documents shall secure, the Obligations.

Borrowers hereby waive presentment, protest and notice of dishonour and protest and/or non-payment.

Lender shall not be deemed to have waived any of its rights upon or under this Term Loan Note, the Credit Agreement or the other Loan Documents, unless such waiver be in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. All rights and remedies of Lender on liabilities or collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly or concurrently, subject to any express limitations thereof contained in this Term Loan Note, the Credit Agreement or the other Loan Documents.

This Term Loan Note shall be construed according to the substantive laws of the State of Nebraska.

Any provision of this Term Loan Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. This Term Loan Note may be executed in one or more counterparts, each of which shall be deemed an original.

[Signatures Page Follows]

IN WITNESS WHEREOF, the parties have executed this Term Loan Note as of the day and year first set forth above.

Borrowers:

Green Plains Grain Company LLC

By:	/s/ Todd Becker
	Name:	Todd Becker
	Title:	President and Chief Executive Officer

Green Plains Grain Company TN LLC

By:	/s/ Todd Becker
	Name:	Todd Becker
	Title:	President and Chief Executive Officer

SCHEDULE A

Advances and Repayments

Date	Repayment (amount of decrease in principal amount of this Term Loan Note)	Advance (amount of increase in principal amount of this Term Loan Note)	Balance (principal amount of this Term Loan Note following such decrease or increase)	Signature of authorized signatory of Lender

SCHEDULE B

Interest Rate

(a) VARIABLE INTEREST RATE: The interest rate on the Term Loan is subject to change from time to time based on changes in an independent index which is the London Interbank Offered Rate for U.S. Dollar deposits published in the Wall Street Journal as the Three (3) Month LIBOR Rate (the “LIBOR Rate”). The LIBOR Rate will be adjusted and determined without notice to Borrowers as set forth herein, as of the date of this Term Loan Note and on the first (1st) day of each calendar quarter hereafter (the “Interest Rate Change Date”) to the Three (3) Month LIBOR Rate which is published in the Wall Street Journal as the reported rate for the date that is two London Banking Days prior to each Interest Rate Change Date. “London Banking Day” means any day other than a Saturday or Sunday, on which commercial banking institutions in London, England are generally open for business. If for any reason the LIBOR Rate published by the Wall Street Journal is no longer available and/or Lender is unable to determine the LIBOR Rate for any Interest Rate Change Date, Lender may, in its sole discretion, select an alternate source to determine the LIBOR Rate and will provide notice to Borrowers of the source selected. The LIBOR Rate determined as set forth above shall be referred to herein as the “Index”. The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of the Term Loan, Lender may designate a substitute index after notifying Borrowers. Lender will tell Borrowers the current Index rate upon Borrowers’ request. The interest rate change will not occur more often than each calendar quarter on the first (1st) day of each calendar quarter. Borrowers understand that Lender may make loans based on other rates as well. The Index currently is 0.30531% per annum. The interest rate to be applied to the unpaid principal balance of the Term Loan will be calculated as described in this paragraph (a) using a rate of 4.25% over the Index, adjusted if necessary for any minimum and maximum rate limitations described in paragraph (b) below, resulting in an initial rate of 4.55531% per annum based on a year of 360 days.

(b) NOTICE: Under no circumstances will the interest rate on the Term Loan be less than 4.50% per annum or more than the maximum rate allowed by applicable law. Whenever increases occur in the interest rate, Lender, at its option, may do one of the following: (i) increase Borrowers’ payments to ensure Borrowers’ Term Loan will pay off by the Term Loan Maturity Date, (ii) increase Borrowers’ payments to cover accruing interest, (iii) increase the number of Borrowers’ payments and (iv) continue Borrowers’ payments at the same amount and increase Borrowers’ final payment.

(c) INTEREST CALCULATION METHOD: Interest on this Term Loan Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Term Loan Note is computed using this method.